ABN-AMRO
                                CREDIT AGREEMENT

The undersigned:
1. Cannondale Europe B.V., established in Oldenzaal, hereinafter to be called "borrower",
2. ABN AMRO Bank N.V., established in Amsterdam, hereinafter to be called "ABN AMRO",

have agreed as follows:
On the basis of the information provided to ABN AMRO, the Borrower shall receive a facility under the conditions mentioned in this agreement and the attachments pertaining thereto. The facility shall serve to finance the Borrower's business operations.

The 5-year loan shall serve to fund working capital in particular.

The credit liability shall serve for the benefit of issuing guarantees to foreign branches and/or affiliates of ABN AMRO, for the extension of credit lines to the borrower by these branches in question.

Size of the facility                    Hfl. 27,590,000
                                        (used to be Hfl. 25,090,000)

Composition
Current account credit                  Hfl. 20,000,000
                                        (used to be Hfl. 2,500,000)
Credit liability                        Hfl. 2,500,000
                                        (new)
5-year loan                             Hfl. 5,000,000
                                        (new)
5-year loan (principal Hfl. 600,000)    Hfl. 90,000
                                        (residual)

The current account credit

Until further notice the following composition shall apply:
-        Hfl. 10,000,000 basic credit
-        Hfl. 10,000,000 seasonal credit,
         valid from December 1 until June 1 of each year.

The borrower may use a principal sum of Hfl 5,000,000.- of the basic credit and of the 5-year loan, up to a maximum of 50% of the purchase value or, if it is less, the market value to be determined by ABN AMRO of the inventory paid by the Borrower and given as collateral to ABN AMRO, and 50% of the total amount of the accounts receivable due ABN AMRO and given in collateral to ABN AMRO, all this in consideration of the credit's maximum amount, of course.

In the matter of the seasonable credit and in deviation from the above, the Borrower may however utilize the maximum sum of 50% of the lesser of the purchase value or market value of the inventory paid by the Borrower, due to ABN AMRO and given as collateral to ABN AMRO, and of 70% of the total amount of the accounts receivable due ABN AMRO and given as collateral to ABN AMRO all this of course in consideration of the limit of the seasonal credit.


Flourishes:      ABN AMRO                         Borrower:

       /s/ Gerard S. Looijen                      /s/ L. Th. Middendorp

ABN AMRO

                                      Continuation of Credit Agreement, page 2


Unsuitable accounts receivable are at any rate the following:
-        older than three months
-        not accepted by the Nederlandse Crediet Verzekering Maatschappij (NCM)
-        internal, such as receivables from subsidiaries
-        involved in a facility.

The credit liability shall be valid until the time of a renewal notice, except for changes.

The existing 5-year loan with a principal in the amount of Hfl. 600,000.- shall remain unchanged and be maintained on the already existing conditions.

The 5-year loan (new)

Withdrawal

In one sum, by July 1, 1996 the latest.

Redemption

In one sum on July 1, 2001.

Rates

The current account credit
-        Total debit interest annually             5.0% annually
         consisting of:
         - Basic interest                          3.50% annually
           Individual surcharge                    1.50% annually

*        The basic interest consist of the promissory note discount rate
         (2.50% annually), in addition to a debit interest surcharge (currently 0.50% annually), with a minimum of 3.50% annually.


Flourishes:       ABN AMRO                  Borrower:

       /s/ Gerard S. Looijen                /s/ L. Th. Middendorp

ABN AMRO

                                      Continuation of Credit Agreement, page 3

- OPTION III
Variable interest, 5.6% annually
The interest shall be paid quarterly in arrear, and for the first time on October 1, 1996. The interest shall be reviewed in the manner indicated under
III.3 of the General Provisions for Extension of Credit by ABN AMRO and under the circumstances indicated therein.

For the term after withdrawal of the 5-year loan, the interest will however never exceed 7.55% annually, i.e. the interest ceiling. If, during that period, the borrower wishes to convert the loan into a fixed interest loan or into a variable interest loan without interest ceiling, a 1% fee on the residual sum of the loan shall be due as of the date of conversion.

Guarantees and statements

- Equitable mortgage in the amount of Hfl. 500,000 as principal, to be increased with 40% for interest and expenses, on a tract of land with buildings, already existing and located in the "Hanzepoort" warehouse depot in Oldenzaal, which real property may not be encumbered other than with an equitable mortgage of the first rank in the amount of Hfl. 2,200,000, on behalf of ABN AMRO Onroerend Goed Lease B.V. (see mortgage deed of 6/24/1991).

-        Lien against inventory.

         At the beginning of each month ABN AMRO shall receive from the Borrower a list of the inventory and the outstanding accounts payable balance to the extent it involves unpaid suppliers as from the latest preceding month.

-        Lien against company inventory.

-        Lien against accounts receivable.

         Although the Borrower agrees to pledge these accounts to ABN AMRO on a continuous basis, the Borrower may - until further notice from ABN AMRO - suffice by making available to ABN AMRO a legally signed list of pledges at the beginning of each month specifying these accounts receivable.

- Subordination vis-a-vis ABN AMRO of the claim on the Borrower, in the amount of US$ 5,067,000 from Cannondale Corporation, on the basis of defined intercompany payments.

-        Letter of Intent from Cannondale Corporation.

- Repurchase statement pertaining to the inventory, dated May 22, 1990, from Cannondale Corporation.

Moreover, the guarantees that are applicable to the facilities extended by ABN AMRO to the Borrower, shall also apply to ABN AMRO Onroerend Goed and Amstel Lease Maatschappij and vice versa.

Flourishes:      ABN AMRO                           Borrower

       /s/ Gerard S. Looijen                      /s/ L. Th. Middendorp

ABN AMRO

                                        Continuation of Credit Agreement, page 4

Other provisions

-        The Borrower shall carry out his transactions as much as possible via
         ABN AMRO.

- The attached General Provisions for Extension of Credit by ABN AMRO dated December 1995 shall apply. By signing this Credit Agreement, the Borrower indicates to have received a copy of these General Provisions and to have taken full cognizance thereof.

- In addition to, or in deviation from the General Provisions for Extension of Credit by ABN AMRO, the following shall apply:

         The Borrower may also utilize the credit to withdraw cash loans in guilders, up to a maximum of Hfl. 5,000,000. The terms and conditions of these cash loans shall be set forth in a separate cash loan agreement.

- In addition to article III.5 of the General Provisions for Extension of Credit by ABN AMRO, it is stipulated that the 5-year loan shall also be immediately due as soon as the Borrower's guarantee capital should prove to amount to less than 25% of its corrected (i.e. consolidated) balance sheet total.

- As long as and to the extent the Borrower's guarantee capital is less than 30% of the (corrected) balance sheet total, no profit distributions whatsoever will take place.

         Within the framework of this credit agreement, Guarantee capital shall be defined as: the placed and paid-in share capital increased with the reserves, deferred tax liabilities (including any equalization as per the Law on Investment Account) and (also) any subordinated claims vis-a-vis ABN AMRO and less the intangible assets and claims on shareholders and/or the Board of Directors and the equity shares held by the Borrower, as shown in the (consolidated) annual statement of accounts, approved by a certified public accountant ABN AMRO deems suitable, or a competent accountant- administrative consultant, and according to the calculation method and valuation principles that were applied in the annual statement of accounts as of 6/30/1995.

Signature:

Oldenzaal, dated June 20, 1996                     (city) 7/15/96, date
ABN AMRO Bank N.V.                                 Cannondale Europe B.V.
Branch: Oldenzaal, St. Biechelmusplein 9           Oldenzaal


       /s/ Gerard S. Looijen                      /s/ L. Th. Middendorp


     In accordance with Rule 306 of Regulation S-T, I hereby represent on behalf of Cannondale Corporation that the foregoing is a fair and accurate English translation of the Credit Agreement between Cannondale Europe B.V. and ABN AMRO Bank N.V.


                                              /s/ Lynn Den Daas
                                              ------------------
                                              Lynn Den Daas